AMENDED AND RESTATED BY-LAWS
OF
PRINCIPAL PRIVATE CREDIT FUND
    These Amended and Restated By-laws of Principal Private Credit Fund (the “Trust”) are subject to the Trust’s Agreement and Declaration of Trust dated April 12, 2024, as from time to time amended, supplemented, or restated (the “Declaration of Trust”). The Trust is a Delaware statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. §§ 3801 et seq.) (the “Act”).
ARTICLE 1
Fiscal Year
1.01    Fiscal Year. Except as otherwise from time to time provided by the Board of Trustees of the Trust (the “Board”), the fiscal year of the Trust begins April 1 and ends March 31.
ARTICLE 2
Shareholders' Meetings
2.01    Place of Meetings. All meetings of the shareholders shall be held at such place within or without the State of Delaware as is stated in the notice of meeting.
2.02    Annual Meetings. There shall be no annual meeting of shareholders, except as required by law or as determined by the Board. In the event such a meeting is held, the Board shall determine the date and time thereof in accordance with applicable law.
2.03    Special Meetings. Special meetings of the shareholders may be called at any time by the chair of the Board, if any, the president, or the Board. Special meetings of the shareholders shall be called by the secretary for any proper purpose upon written request of shareholders holding, in the aggregate, at least 51% of the outstanding shares of the Trust; provided that: (i) such request shall include proof of the requesting shareholders’ ownership of shares at the time of the request and state the purpose(s) of such meeting and the matter(s) proposed to be acted on; and (ii) the shareholders requesting such meeting shall have paid to the Trust the reasonably estimated cost of preparing and mailing the notice thereof, which the secretary shall determine and specify to such shareholders; and provided, further, that a meeting shall not be called upon the request of shareholders to consider any matter that is substantially the same as a matter voted upon at any meeting held during the preceding 12 months, unless requested by the holders of at least two-thirds of the outstanding shares entitled to be voted at such meeting.
2.04    Notice. Notice of each shareholders' meeting stating the place, date, and hour of the meeting and the purpose or purposes for which the meeting is called shall be given, in accordance with Section 5.01 of these By-laws, to all shareholders entitled to such notice not less than 10 days prior to the date of the meeting. Any meeting at which all shareholders entitled to vote are present either in person or by proxy, or of which those not present have waived notice in accordance with Section 5.02 of these By-laws, shall be a legal meeting for the transaction of business, notwithstanding that notice has not been given as herein provided.
2.05    Quorum. Except as otherwise expressly required by applicable law, these By-laws, or the Declaration of Trust, at any meeting of the shareholders, the presence in person or by proxy of the holders of one-third of the shares of beneficial interest (“Shares”) of the Trust issued and outstanding and entitled to vote, shall constitute a quorum, but a lesser interest may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice.
2.06    Proxies and Voting. Shareholders of record may vote at any meeting either in person or by written proxy signed by the shareholder or by the shareholder's duly authorized attorney-in-fact in accordance with applicable law, which shall be filed with the secretary of the meeting before being voted. Proxies may be granted in writing, by means of “electronic transmission” (as defined in Section 3806 of the Act), or as otherwise permitted by applicable law. No proxy shall be valid more than eleven months after its date unless it provides for a longer period. Shareholders shall have voting rights and shall act as set forth in the Declaration of Trust.
2.07    Share Ledger. The Trust shall maintain at the office of the transfer agent of the Trust, or at the office of any successor thereto as transfer agent of the Trust, an original or duplicate share ledger containing the names and addresses of all shareholders and the number of Shares of the Trust (or class of Shares of the Trust) held by each shareholder. Such share ledger may be in written form or any other form capable of being converted into written form within a reasonable time for visual inspection.
ARTICLE 3
Board of Trustees
3.01    Number, Service. The Trust shall have a Board consisting of not less than two and no more than fifteen members. The number of trustees to constitute the whole Board within the above-stated limits shall be fixed by the Board. Each trustee shall serve until the next annual meeting of shareholders and until a successor is duly elected and qualifies or until his or her earlier death, resignation, or removal.
3.02    Powers. The Board shall be responsible for the entire management of the business of the Trust. In the management and control of the property, business, and affairs of the Trust, the Board shall have all powers necessary and desirable to carry out its responsibilities, provided such powers are not inconsistent with the laws of the State of Delaware, the Declaration of Trust, or these By-laws.
3.03    Election. Except as provided in Section 3.05 of these By-laws, the trustees shall be elected at any meeting of the shareholders called for that purpose. A plurality of all the votes cast at such meeting at which a quorum is present is sufficient to elect a trustee.
3.04    Resignation and Removal.
(a)Resignation. Any trustee may resign as set forth in the Declaration of Trust.
(b)Removal by Shareholders. The shareholders may remove from office any trustee in accordance with the Declaration of Trust.
(c)Removal by Board. The Board may remove from office any trustee in accordance with the Declaration of Trust.
3.05    Vacancies. If the office of any trustee becomes or is vacant for any reason, such vacancy may be filled in accordance with the Declaration of Trust.
3.06    Meetings. Regular meetings of the Board may be held in such places within or without the State of Delaware, and at such times, as the Board may from time to time determine, and if so determined, notices thereof need not be given. Special meetings of the Board may be held at any time or place whenever called by the president or a majority of the Board, notice thereof being given by the secretary or the president, or the trustees calling the meeting, to each trustee in accordance with Section 5.01 of these By-laws. Special meetings of the Board may also be held without formal notice, provided all trustees are present or those not present have waived notice thereof in accordance with Section 5.02 of these By-laws.
3.07    Quorum; Voting. Except as otherwise required by law, the Declaration of Trust, or these By-laws, at all meetings of the Board, one-third of the trustees then in office shall constitute a quorum for the transaction of business. A lesser number may adjourn a meeting from time to time, and the meeting may be held as adjourned without further notice. An action of a majority of the quorum shall constitute an action of the Board, except as otherwise expressly required by law, the Declaration of Trust, or these By-laws.
3.08    Committees of the Board.
(a)Executive Committee. The Board may elect from its members an executive committee of not less than three, which may exercise certain powers of the Board when the Board is not in session pursuant to applicable law.
(b)Other Committees. The Board may elect from its members such other committees from time to time as it may desire. The number composing such committees and the powers conferred upon them shall be determined by the Board at its own discretion in accordance with applicable law.
(c)Rules and Conduct. The committees of the Board may make rules for the holding and conduct of their meetings and keeping the records thereof and shall report their action to the Board.
3.09    Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice, and without a vote if consented to in writing (including by “electronic transmission” as defined in Section 3806 of the Act) by trustees having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all trustees entitled to vote thereon were present and voted. Any action required or permitted to be taken at any meeting of any committee of the Board may be taken without a meeting, if consented to in writing or by “electronic transmission” by each member of such committee that is entitled to vote on such matter and such consent is filed in paper or electronic form with the minutes of proceedings of the committee.
3.10    Meetings by Electronic Communication. Unless otherwise prohibited by applicable law, at any regular or special meeting, members of the Board, or any committee thereof, may participate by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this section shall constitute presence in person at such meeting.
ARTICLE 4
Officers
1.01General. The officers of the Trust shall be a president, a secretary, and a treasurer and may include any such other officers or assistant officers performing such duties as commonly incident to such office and as the Board may from time to time deem advisable. The same person may hold more than one office, except a person holding the office of president may not also hold the office of any vice president.
1.02Election and Tenure; Resignation and Removal. The officers of the Trust shall be elected by and shall serve at the pleasure of the Board. Each officer shall hold office until his or her successor is elected and qualifies or until his or her earlier death, resignation, or removal. Any officer may resign at any time upon notice to the Trust. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any officer or agent elected or appointed by the Board may be removed at any time by the Board when, in its judgment, such removal is in the best interests of the Trust. Any vacancy occurring in any office of the Trust by death, resignation, removal, or otherwise may be filled by the Board.

1.03The President. The president shall exercise such general powers of management as are usually vested in the office of president of a statutory trust. The president shall have such further authorities and duties as the Board shall from time to time determine.
1.04The Secretary. The secretary shall keep accurate minutes of all meetings of the shareholders and the Board and shall perform all duties commonly incident to that office and as provided by law. The secretary shall have such further authorities and duties as the Board shall from time to time determine.
1.05The Treasurer. The treasurer shall, subject to the order of the Board and in accordance with any arrangements for performance of services as custodian, transfer agent, or disbursing agent approved by the Board, have the care and custody of the money, funds, securities, valuable papers, and documents of the Trust, and shall have and exercise under the supervision of the Board all powers and duties commonly incident to the office and as provided by law. The treasurer shall keep or cause to be kept accurate books of account of the Trust’s transactions, which shall be subject at all times to the inspection and control of the Board. The treasurer shall deposit all funds of the Trust in such bank or banks, trust company or trust companies, or such firm or firms doing a banking business as the Board shall designate. The treasurer shall have such further authorities and duties as the Board shall from time to time determine.
4.06    Other Officers and Agents. The Board may elect or appoint, or may authorize the president to appoint, such other officers or agents with such powers as the Board deems advisable. Assistant officers shall act generally in the absence of the officer whom they assist and shall assist that officer in the duties of the office. Each officer, agent, and employee of the Trust shall have such other duties and authority as may be conferred upon such person by the Board or delegated to such person by the president.
ARTICLE 5
Notices
5.01    Manner of Giving. Whenever any notice is required to be given pursuant to the Declaration of Trust, these By-laws, or applicable law, such notice may be given as follows: (i) to shareholders, by mailing such notice to each shareholder of record at his, her, or its address as it appears on the records of the Trust, or by such other means as may be permitted by the Declaration of Trust or applicable law, including by “electronic transmission” (as defined in Section 3806 of the Act); and (ii) to trustees, committee members, and officers, by any means as may be permitted by the Declaration of Trust or applicable law, including by “electronic transmission.” Such notices shall be deemed delivered as set forth under applicable law.
5.02    Waiver. Whenever any notice is required to be given pursuant to the Declaration of Trust, these By-laws, or applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice and shall be filed with the records of the meeting. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.
ARTICLE 6
General Provisions
6.01    Disbursement of Funds. All checks, drafts, orders, or instructions for the payment of money and all notes of the Trust shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.
6.02    Voting of Stock or Other Interests in Corporations or Other Entities. Unless otherwise ordered by the Board, any officer or, at the direction of any such officer, any investment advisor to the Trust, shall have full power and authority on behalf of the Trust to attend and to act and to vote, or in the name of the Trust to execute proxies to vote, at any meeting of shareholders of or beneficial owners of interests in any corporation or other entity in which the Trust may hold shares of stock or other interests, and at any such meeting may exercise any and all the rights and powers incident to the ownership of such stock or other interests. At any such meeting, such officer or investment advisor to the Trust shall possess and may exercise (in person or by proxy) any and all the rights, powers, and privileges incident to the ownership of such stock or other interests. The Board may by resolution from time to time confer like powers upon any other person or persons.
6.03    Execution of Instruments. Except as otherwise provided in these By-laws, all instruments may be executed on behalf of the Trust by the president, by the chief executive officer, by the chief financial officer, or by any vice president. In addition, any instrument may be executed on behalf of the Trust by any other officer or agent authorized to act in such matters by law, the Declaration of Trust, these By-laws, or any general or special authorization of the Board.
6.04    Seal. The seal of the Trust, if any, shall have inscribed thereon the name of the Trust, the year of its organization, and the words "The State of Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. The form of seal may be altered by the Board. In lieu of affixing the seal to any document, it shall be sufficient to meet the requirements of any law, rule, or regulation relating to a seal to affix the word “(Seal)” adjacent to the signature of the authorized officer of the Trust. Any officer or trustee of the Trust shall have authority to affix the seal to any document requiring the same.
ARTICLE 7
Purchases and Suspension of Sales
7.01    Repurchase of Shares. From time to time, the Trust may repurchase its Shares, all upon such terms and conditions as may be determined by the Board and subject to any applicable provisions of the 1940 Act or any exemption therefrom or interpretation thereof.
7.02    Purchases by Agreement. The Trust may purchase its Shares by agreement with the owner at a price not exceeding the net asset value next computed following the time when the purchase or contract to purchase is made. Payment of the purchase price may be made wholly or partly in cash, portfolio securities, or other property of the Trust, as determined by the Board.
7.03    Suspension of Sales. The Trust reserves the right to suspend sales of its Shares if, in the judgment of the majority of the Board or a majority of the executive committee of the Board, if such committee exists, it is in the best interest of the Trust to do so, such suspension to continue for such period as may be determined by such majority.

ARTICLE 8
Exclusive Forum
8.01    Exclusive Forum. Unless the Trust consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Trust, (ii) any action asserting a claim of breach of a fiduciary duty owed by any trustee or officer or other employee of the Trust to the Trust or the Trust’s shareholders, (iii) any action asserting a claim against the Trust or any trustee or officer or other employee of the Trust arising pursuant to any provision of the Act or the Trust’s Certificate of Trust or Declaration of Trust or these By-laws (as any may be amended from time to time), and (iv) any action asserting a claim against the Trust or any trustee or officer or other employee of the Trust governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.
ARTICLE 9
Indemnification
9.01    Right to Indemnification. Subject to the exceptions and limitations contained in Section 9.02, every person who is or was a Trustee, officer, or employee of the Trust, including persons who serve or served at the request of the Trust as directors, trustees, officers, or employees of another organization in which the Trust has or had an interest as a shareholder, creditor, or otherwise (each, a “Covered Person”), shall be indemnified by the Trust to the maximum extent permitted by law against all liability and reasonable expenses incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such a director, trustee, officer, or employee and against amounts paid or incurred by him or her in settlement thereof.
9.02    Exceptions. No indemnification shall be provided hereunder to a Covered Person:
(a)for any liability to the Trust or its shareholders arising out of a final adjudication by the court or other body before which the proceeding was brought that the Covered Person engaged in willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office;
(b)with respect to any matter as to which the Covered Person shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Trust; or
(c)in the event of a settlement or other disposition not involving a final adjudication (as provided in paragraph (a) or (b) of this Section 9.02) and resulting in a payment by a Covered Person, unless there has been either a determination that such Covered Person did not engage in willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition, or a reasonable determination, based on a review of readily available facts (as opposed to a full trial-type inquiry), that he did not engage in such conduct, such determination being made by: (i) a vote of a majority of the Disinterested Trustees (as such term is defined in Section 9.04) acting on the matter; or (ii) a written opinion of independent legal counsel.

9.03    Advancement of Expenses. Expenses of preparation and presentation of a defense to any claim, action, suit, or proceeding subject to a claim for indemnification under this Article 9 shall be advanced by the Trust prior to final disposition thereof upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it is ultimately determined that he or she is not entitled to indemnification under this Article 9, provided that either: (a) such undertaking is secured by a surety bond or some other appropriate security or the Trust shall be insured against losses arising out of any such advances; or (b) a majority of the Disinterested Trustees (as such term is defined in Section 9.04) acting on the matter or independent legal counsel in a written opinion shall determine, based upon a review of the readily available facts (as opposed to the facts available upon a full trial), that there is a reason to believe that the Covered Person ultimately will be found entitled to indemnification.
9.04    Certain Defined Terms Relating to Indemnification. For purposes of this Article 9: (a) "liability and reasonable expenses" shall include but not be limited to reasonable counsel fees and disbursements, amounts of any judgment, fine or penalty, and reasonable amounts paid in settlement; (b) "claim, action, suit, or proceeding" shall include every such claim, action, suit, or proceeding, whether civil or criminal, derivative or otherwise, administrative, judicial or legislative, any appeal relating thereto, and shall include any reasonable apprehension or threat of such a claim, action, suit, or proceeding; (c) a "Covered Person" shall include such person's heirs, executors, and administrators; and (d) a “Disinterested Trustee” shall mean a Trustee (i) who is not an “Interested Person” (as defined in the 1940 Act) of the Trust (including anyone, as such Disinterested Trustee, who has been exempted from being an Interested Person by any rule, regulation, or order of the SEC), and (ii) against whom none of such actions, suits, or other proceedings or another action, suit, or other proceeding on the same or similar grounds is then or has been pending.
ARTICLE 10
Amendments
10.01    Amendments. The Board, by majority vote, shall have the exclusive power, at any time, to amend, alter, or repeal these By-laws, without shareholder approval or prior notice to shareholders.